NEWS RELEASE
FOR IMMEDIATE RELEASE	Company Contact:
Stanley J. Musial
Chief Financial Officer
(302) 456-6789
www.sdix.com

Strategic Diagnostics Signs Distribution Agreement with GeneScan Analytics

NEWARK, Del., October 28, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, today announced the signing of a new distribution agreement with GeneScan Analytics GmbH. Under the agreement, GeneScan, a member of the Eurofins Group, will represent the TraitChek™, SeedChek™, and FeedChek™ product lines of SDI under exclusive distribution for Austria, Germany, Denmark, Norway, Switzerland, Czech Republic and the Netherlands. They will represent the same product lines under a non-exclusive agreement through the rest of Europe.

GeneScan is the world market leader in the field of molecular biological testing for genetically modified organisms (GMOs) in food, feed and agricultural raw materials. Global food producers rely on GeneScan to help them validate ingredient claims and manage raw material information and logistics associated with meeting raw material specifications. GeneScan’s PCR expertise is the industry leading method for determination of GMO content in finished food products.

Strategic Diagnostics Inc. is the world-leading provider of rapid test methods for determining the presence and type of genetic modification in corn, soybean, canola and other commercial crops. SDI technology allows food processors to quickly and effectively determine if a raw material has been genetically modified, and if so, what trait is present.

“Through our agreement with SDI, GeneScan Analytics will be able to continue to enhance its offering to the customer. We now have the best available technologies to help our customers meet the requirements of Identity Preservation throughout the supply chain. From the time a commodity is shipped, until the time a finished product conforms to labeling requirements, GeneScan will be able to help the customer identify and quantify GMO content in the most cost-effective and efficient way possible,” said Wilfried Blum, Managing Director of GeneScan.

Matthew Knight, President of SDI, commented, “We are delighted to see our long-term relationship with GeneScan continue to expand under this agreement. They are a company with a clear history of customer service, and our technologies are quite complementary. We believe the timing is right to formalize this relationship. The first GMO traits have been approved in the EU with the assurance that labeling laws will be enforced. The combination of the SDI immunoassay technology and PCR allows GeneScan to offer the best Identity Preservation solution to their considerable customer list.”

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check™, GMO QuickCheck™, and GMO Check™ are pending trademarks for SDI.

About GeneScan
As a company of the Eurofins Group, GeneScan Europe AG operates in the area of quality and identity control of food and animal feed. The focus of these activities is the detection of genetically modified organisms (GMO) in seeds, agricultural commodities, semi-finished and finished products. The company meets its customers’ global requirements by operating its own analysis laboratories in Europe, North and South America and by establishing networks of strategic partners and licensees. In addition to carrying out service analyses, it also offers the corresponding diagnostics kits to third party laboratories. The group’s portfolio also includes design, implementation and certification of customised control programmes and identity preservation systems along the entire production chain.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.